Exhibit 99.1

Thursday, March 27, 2008

WGNB Corp. to Bolster Provision for Loan Losses Due to Further Deterioration in Economic Conditions

CARROLLTON, GA – WGNB Corp. (Nasdaq: WGNB), the holding company for First National Bank of Georgia, announced today that it will record an additional provision of $6.4 million for the quarter ended December 31, 2007, as well as an increase in the level of non-performing assets and charge-offs as of December 31, 2007. Management has charged-off interest on impaired loans in the amount of $162 thousand and charged down other real estate owned by $381 thousand as of December 31, 2007. The continued low sales volume in its residential real estate markets has directly contributed to further asset quality deterioration since December 31, 2007.

During the week of March 17, 2008, as a result of its aggressive loan review and grading functions and regular discussions with certain borrowers, management determined that certain loans recorded on its balance sheet as of December 31, 2007 had subsequently become impaired. This material increase in problem loans qualifies as a material subsequent event. WGNB Corp. will recognize the impact of the increase in impaired loans as of and for the period ended December 31, 2007.

Due to this material subsequent event, non-performing assets, which include non-accrual loans, other real estate owned and loans 90 days past due, now total $58.3 million, or 8.69% of total loans plus other real estate owned, as of December 31, 2007. WGNB Corp.’s provision for loan losses totaled $10.2 million for fiscal year 2007, and net charge-offs totaled $5.1 million for the same period. WGNB Corp.’s revised ratio of loan loss reserves to total loans ratio is 1.88%.

The additional loan loss provision and the related adjustments are expected to decrease net earnings for 2007 by $4.3 million, or $0.77 cents per diluted share, as of December 31, 2007. After the additional loan loss provision, net earnings for 2007 total $3.0 million, or $0.55 cents per diluted share. WGNB Corp. expects to remain well-capitalized as of December 31, 2007.

“The national and local economies continue to present challenges for WGNB Corp. and our customers. The slow-down in the sale of subdivision lots has affected our construction and residential development borrowers’ ability to service their debt. Therefore, management actively reviews the loan portfolio for impairment and evaluates foreclosed property for net realizable value in its impairment process,” stated H. B. “Rocky” Lipham, III, Chief Executive Officer of WGNB Corp. “As we continue to manage the Company through the current credit cycle, we will not lose sight of WGNB Corp.’s commitment to strong capital levels, safe and sound banking practices and a high-level of customer service.”

“While we are certainly not satisfied with our results in 2007 and displeased with the continued asset quality deterioration in our operating markets, we are diligently working to communicate our financial results in both a timely and accurate manner,” stated Lipham in conclusion.

WGNB Corp. plans to report its results for the first quarter of 2008 during the week of April 14, 2008.

This announcement will not impact the Company’s previously announced dividend of $0.21 cents per share, which will be paid on April 4, 2008.

WGNB Corp. common stock is traded on the NASDAQ Capital Market under the symbol, “WGNB.” First National Bank of Georgia, its sole subsidiary, has 17 locations in Carroll, Haralson, Douglas and Coweta counties, and 24 ATM locations in the west Georgia area. Total assets for the Bank are $884,000,000. For more information about First National Bank of Georgia, visit the Bank’s website at www.fnbga.com.

Except for historical information contained in this press release, the matters discussed consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. These risk and uncertainties include but are not limited to, general economic conditions, competition and other factors, included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,”  “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates”  are similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business.  As matter of policy, the Company does not comment on rumors.  Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information regarding the Company.  The Company complies with Federal and State laws applicable to the disclosure of information concerning the Company.  Investors may be at significant risk in relying on unsubstantiated information from other sources.

If you have questions about this or other financial information please contact Steven J. Haack, Chief Financial Officer, via e-mail at  shaack@wgnb.com or at WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112.